UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

eXp Realty International Corporation

(Exact name of registrant as specified in its charter)

Delaware	98-0681092
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1325 Lincoln Street, Suite 1

Bellingham, WA 98229

(Address of principal executive offices including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.00001 per share.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered

Our authorized capital stock consists of 7,700,000,000 shares of common stock, $0.00001 par value. The following is a summary of the material provisions of our Certificate of Incorporation, as amended, and our Bylaws, insofar as they relate to the material terms of our Common Stock. This summary is qualified in its entirety by reference to our Certificate of Incorporation, as amended, and our Bylaws, which are filed as Exhibits hereto.

Common Stock

Holders of our common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of our common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our security holders. Our Board of Directors is authorized to issue additional shares of our common stock not to exceed the amount authorized by our Certificate of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available for payment of dividends. Since our inception, no dividends have been declared. We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that our Board of Directors may decide to declare a stock dividend in the future.

Amendment of Provisions in Certificate of Incorporation and Bylaws

Our Certificate of Incorporation may be amended in accordance with Delaware law. Our Bylaws may be altered, amended, changed or repealed, and new Bylaws may be adopted, (i) by our Board, by the affirmative vote of a majority of the total number of directors then in office, or (ii) by the stockholders, with the affirmative vote of a majority of the combined voting power of the then issued and outstanding shares of the Company entitled to vote on such alteration or repeal.

Item 2.	Exhibits

Exhibit No.	Description
3.1	Certificate of Incorporation (incorporated by reference from our Registration Statement on Form S-1, filed on July 7, 2010)

3.2	Certificate of Amendment of Certificate of Incorporation dated effective September 9, 2013 (incorporated by reference from our Form 8-K, filed on September 9, 2013)
3.3	Bylaws (incorporated by reference from our Registration Statement on Form S-1, filed on July 7, 2010)

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 28, 2014	eXp Realty International Corporation

By:
/s/ Glenn Sanford
Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, Chairman of the Board and Director

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